SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 29, 2001

(Date of earliest event reported)

MEDICAL DISCOVERIES, INC.

(Exact name of registrant as specified in its charter)

Utah	0-12627	87-0407858

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

738 Aspenwood Lane
Twin Falls, Idaho 83301
(208) 736-1799

(Address of principal executive offices and telephone number, including area code)

Item 5. Other Events – Settlement of Harvest Group Dispute.

     As of November 29, 2001, Medical Discoveries, Inc. (the “Company”) settled its ongoing dispute with Harvest Group, L.L.C. (“Harvest”). The settlement provides for the Company to deliver to Harvest a non-interest bearing, convertible promissory note (the “Note”) in the principal sum of $500,000 due on July 8, 2002 (the “Due Date”) in full satisfaction of all current amounts owning on loans from Harvest and all of Harvest’s other claims against the Company. Under the terms of the Note, Harvest’s only recourse if the Company does not satisfy the Note in full by the Due Date is to convert the unpaid principal amount to unregistered shares of common stock of the Company.

     Upon the expiration of the Due Date, any principal sum outstanding shall automatically convert to a number of shares of the Company’s common stock equal to a percentage of the total number of shares then issued and outstanding, on a fully-diluted basis (including any unexercised, outstanding stock options or other rights to acquire stock), as follows:

Principal Sum	Percentage of Common
Outstanding	Stock Issued and Outstanding
$1 — 400,000	20%
$400,001 — 450,000	25%
$450,001 — 500,000	30%

     For example, if, as of the Due Date, the Company has 33,000,000 shares of common stock issued and outstanding, 2,000,000 options outstanding and not yet exercised, and the principal sum of $410,000 remains unpaid as of the expiration of the Due Date, the Note will convert to 11,666,666 ([35,000,000/(1- 0.25)] — 35,000,000) shares of common stock of the Company. Notwithstanding the automatic conversion provisions, Harvest may, in its sole and absolute discretion, suspend the automatic conversion of the Note beyond the Due Date by providing written notice to the Company of such election no fewer than thirty (30) days prior to the Due Date. If Harvest suspends the conversion of the Note, the conversion shall remain suspended indefinitely unless and until Harvest elects to convert the Note by giving the Company at least thirty (30) days’ prior written notice of such election. During any such period of suspension of the automatic conversion of the Note, the Company may pay the principal sum due thereunder in whole or in part.

     The settlement also prohibits the Company from certain sales, licensing and financing transactions concerning its patents until the Company has satisfied the Note. In addition, the agreement calls for the Company to receive all skin-care products inventory in Harvest’s possession and a return of the Company’s office furnishings that have been held by Harvest since the dispute arose.

     The Company believes that the uncertainty of the Harvest litigation was an impediment to raising investment capital. With the dispute now settled, the Company is hopeful that new financing opportunities will be available. One of the highest priorities for any new financing received will be to retire the Note.

Cautionary Statement for Forward Looking Information

     Certain information set forth in this report contains “forward-looking statements” within the meaning of federal securities laws. Forward looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, and financing needs of the Company and other information that is not historical information. When used in this report, the words “estimates,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes” and variations of such words or similar expressions are intended to identify forward-looking statements.

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Additional forward-looking statements may be made by the Company from time to time. All such subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are also expressly qualified by these cautionary statements.

     The Company’s forward-looking statements are based upon the Company’s current expectations and various assumptions. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitation, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved or accomplished. The Company’s forward-looking statements apply only as of the date made. The Company undertakes no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

     There are a number of risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements contained in this report. Those risks and uncertainties include, but are not limited to, our lack of significant operating revenue to date, our need for substantial and immediate additional capital, the fact that we may dilute existing shareholders through additional stock issuances, the extensive governmental regulation to which we are subject, the fact that our technologies remain unproven, the intense competition we face from other companies and other products, and our reliance upon potentially inadequate intellectual property. Those risks and certain other uncertainties are discussed in more detail in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2000. There may also be other factors, including those discussed elsewhere in this report, that may cause the Company’s actual results to differ from the forward-looking statements. Any forward-looking statements made by or on behalf of the Company should be considered in light of these factors.

Item 7.  Financial Statements and Exhibits.

(c)	Exhibits

	10	Mutual Release and Settlement Agreement dated as of November 29, 2001 among Medical Discoveries, Inc., Harvest Group, L.L.C. and Hydromedics, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEDICAL DISCOVERIES, INC.

/s/ Judy Robinett

Judy Robinett Chief Executive Officer

Date: December 6, 2001

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INDEX OF EXHIBITS

Number	Description

10	Mutual Release and Settlement Agreement dated as of November 29, 2001 among Medical Discoveries, Inc., Harvest Group, L.L.C. and Hydromedics, Inc.

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